Exhibit (a)(1)(E)

Offer To Purchase For Cash

All Outstanding Shares of Common Stock

of

ALLOS THERAPEUTICS, INC., a Delaware corporation

at

$1.82 NET PER SHARE,

PLUS ONE NON-TRANSFERABLE CONTINGENT VALUE RIGHT PER SHARE TO RECEIVE $0.11 PER SHARE UPON THE ACHIEVEMENT OF SPECIFIED MILESTONES

Pursuant to the Offer to Purchase dated April 13, 2012

by

SAPPHIRE ACQUISITION SUB, INC., a Delaware corporation

a wholly owned subsidiary of

SPECTRUM PHARMACEUTICALS, INC., a Delaware corporation

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT MIDNIGHT, NEW YORK CITY

TIME, AT THE END OF THE DAY ON MAY 10, 2012, UNLESS THE OFFER IS EXTENDED

(SUCH DATE AND TIME, AS IT MAY BE EXTENDED, THE “EXPIRATION DATE”)

OR EARLIER TERMINATED.

April 13, 2012

To Our Clients:

Enclosed for your consideration are the Offer to Purchase, dated April 13, 2012 (as it may be amended or supplemented from time to time, the “Offer to Purchase”), and the related Letter of Transmittal (as it may be amended or supplemented from time to time, the “Letter of Transmittal” and, together with the Offer to Purchase, the “Offer”) in connection with the offer by Sapphire Acquisition Sub, Inc., a Delaware corporation (“Purchaser”) and a wholly owned subsidiary of Spectrum Pharmaceuticals, Inc., a Delaware corporation (“Parent”), to purchase all outstanding shares of common stock, par value $0.001 per share (the “Shares”), of Allos Therapeutics, Inc., a Delaware corporation (“Allos”), at a purchase price of $1.82 per share, net to the seller in cash, without interest thereon and less any applicable withholding taxes, plus one contingent value right to receive additional consideration of $0.11 per share in cash upon the achievement of specified milestones, upon the terms and subject to the conditions of the Offer.

Also enclosed is a letter to stockholders of Allos from the Chief Executive Officer of Allos, accompanied by Allos’ Solicitation/Recommendation Statement on Schedule 14D-9.

We or our nominees are the holder of record of Shares held for your account. A tender of such Shares can be made only by us as the holder of record and pursuant to your instructions. The Letter of Transmittal accompanying this letter is furnished to you for your information only and cannot be used by you to tender Shares held by us for your account.

We request instructions as to whether you wish us to tender any or all of the Shares held by us for your account, upon the terms and subject to the conditions set forth in the enclosed Offer to Purchase and the Letter of Transmittal.

Please note carefully the following:

1.	The offer price for the Offer is $1.82 per share, net to the seller in cash, without interest thereon and less any applicable withholding taxes, plus one contingent value right to receive additional consideration of $0.11 per share in cash upon the achievement of specified milestones.

2.	The Offer is being made for all outstanding Shares.

3.	The Offer is being made in connection with the Agreement and Plan of Merger, dated as of April 4, 2012, (together with any amendments or supplements thereto, the “Merger Agreement”), among Parent, Purchaser and Allos, pursuant to which, after the completion of the Offer and the satisfaction or waiver of the conditions set forth therein, Purchaser will be merged with and into Allos, with Allos continuing as the surviving corporation (the “Merger”).

4.	The board of directors of Allos has unanimously (i) determined that the Merger Agreement, the Offer and the Merger, are advisable and fair to, and in the best interests of, Allos and the stockholders of Allos, (ii) approved the Merger Agreement, the Offer and the Merger and (iii) recommended that the stockholders of Allos accept the Offer, tender their Shares pursuant to the Offer and, if a stockholders’ meeting is required by applicable law, adopt the Merger Agreement on the terms and subject to the conditions set forth therein.

5.	The Offer and withdrawal rights will expire at midnight, New York City time, at the end of the day on May 10, 2012, unless the Offer is extended by Purchaser.

6.	The Offer is subject to certain conditions described in Section 15 of the Offer to Purchase.

7.	Tendering stockholders who are record owners of their Shares and who tender directly to Computershare will not be obligated to pay brokerage fees or commissions or, except as otherwise provided in the Letter of Transmittal, stock transfer taxes with respect to the purchase of Shares by Purchaser pursuant to the Offer.

If you wish to have us tender any or all of your Shares, then please so instruct us by completing, executing, detaching and returning to us the Instruction Form on the detachable part hereof. An envelope to return your instructions to us is enclosed. If you authorize tender of your Shares, then all such Shares will be tendered unless otherwise specified on the Instruction Form.

Your prompt action is requested. Your Instruction Form should be forwarded to us in ample time to permit us to submit the tender on your behalf before the expiration of the Offer.

The Offer is neither being made to, nor will tenders be accepted from or on behalf of, holders of Shares in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the laws of such jurisdiction.

INSTRUCTION FORM

With Respect to the Offer to Purchase for Cash

All Outstanding Shares of Common Stock

of

ALLOS THERAPEUTICS, INC., a Delaware corporation

at

$1.82 NET PER SHARE,

PLUS ONE NON-TRANSFERABLE CONTINGENT VALUE RIGHT PER SHARE TO RECEIVE $0.11 PER SHARE UPON THE ACHIEVEMENT OF SPECIFIED MILESTONES

Pursuant to the Offer to Purchase dated April 13, 2012

by

SAPPHIRE ACQUISITION SUB, INC., a Delaware corporation

a wholly owned subsidiary of

SPECTRUM PHARMACEUTICALS, INC., a Delaware corporation

The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase, dated April 13, 2012 (as it may be amended or supplemented from time to time, the “Offer to Purchase”), and the related Letter of Transmittal (as it may be amended or supplemented from time to time, the “Letter of Transmittal” and, together with the Offer to Purchase, the “Offer”), in connection with the offer by Sapphire Acquisition Sub, Inc., a Delaware corporation (“Purchaser”) and a wholly owned subsidiary of Spectrum Pharmaceuticals, Inc., a Delaware corporation (“Parent”), to purchase all outstanding shares of common stock, par value $0.001 per share (the “Shares”), of Allos Therapeutics, Inc., a Delaware corporation (“Allos”), at a purchase price of $1.82 per share, net to the seller in cash, without interest thereon and less any applicable withholding taxes, plus one contingent value right to receive additional consideration of $0.11 per share in cash upon the achievement of specified milestones, upon the terms and subject to the conditions of the Offer.

The undersigned hereby instruct(s) you to tender to Purchaser the number of Shares indicated below or, if no number is indicated, all Shares held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer.

ACCOUNT NUMBER:

NUMBER OF SHARES BEING TENDERED HEREBY:                      SHARES*

The method of delivery of this document is at the election and risk of the tendering stockholder. If delivery is by mail, then registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

*	Unless otherwise indicated, it will be assumed that all Shares held by us for your account are to be tendered.

Dated:	, 2012

(Signature(s))

(Please Print Name(s))

Address

Include Zip Code

Area Code and Telephone No.

Taxpayer Identification or Social Security No.